EXHIBIT 8.1

                [BAKER, DONELSON, BEARMAN & CALDWELL LETTERHEAD]

JOHN A. GOOD
DIRECT DIAL:  (901) 577-2148
INTERNET ADDRESS: jgood@bdbc.com

                                February 9, 1998

Board of Directors of Mid-America Finance, Inc.
6584 Poplar Avenue, Suite 340
Memphis, Tennessee 38138

LaSalle National Bank
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60647-4107

        Re: Mid-America Mortgage Trust, 1998-1, Commercial Mortgage Pass-Through Certificates, Series 1998-1

Ladies and Gentlemen:

        We have acted as Special Tax Counsel to Mid-America Capital Partners, L.P., a Delaware limited partnership (the "Borrower"), Mid-America Finance, Inc., a Delaware corporation (the "Depositor") and Mid-America Mortgage Trust, 1998-1, a trust formed under the laws of the state of New York (the "Trust"), in connection with the issuance by the Borrower of its $142,000,000 aggregate principal amount ___% First Mortgage Bonds, Due 2003 (the "Bonds") to the Depositor, and the Depositor's deposit of the Bonds into the Trust, and the issuance by the Trust of its Commercial Mortgage Pass-Through Certificates, Series 1998- 1 (the "Certificates") in a public offering (the "Offering"). We have been requested to render our opinion regarding certain tax matters affecting the Trust, the Bonds and the Certificates.

                              INFORMATION RELIED ON

        In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including the Agreement of Trust dated as of February 4, 1998 between the Depositor, Mid- America Apartment Communities, Inc. and LaSalle National Bank, as trustee (the "Trust Agreement"), the form of Supplemental, Restated Indenture of Trust dated as of November 21, 1997 among the Borrower,

Board of Directors of Mid-America Finance, Inc.
February 9, 1998
Page 2

LaSalle National Bank as indenture trustee, and Mid-America Apartments, L.P. (the "Indenture"), the form of Bond and the form of Certificate included in the Indenture and the Trust Agreement, respectively, the registration statement on Form S-3, as amended, and the registration statement on Form S-11, of the Borrower, Depositor and Trust, respectively, and such other documents and instruments as we have deemed necessary for purposes of rendering this opinion. In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements of fact and representations set forth in such documents are accurate.

        In rendering this opinion, we have reviewed the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury regulations under relevant sections thereof (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), private letter rulings of the Service, and such other authorities as we have deemed necessary and appropriate for rendering this opinion.

                                    OPINIONS

        Based upon the foregoing, it is our opinion that:

        (1) The Trust is a "grantor trust" within the meaning of Sections 671 et. seq. of the Code.

        (2) The Bonds are evidence of indebtedness and not interests in the underlying parcels of real property that are pledged as collateral for the Bonds pursuant to mortgages and deeds of trust.

        The opinion expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined and the additional information that we have obtained. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate or if any of the facts set out in the Representation Letters is, or later becomes, inaccurate.

        Our opinion is limited to the federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the transactions contemplated hereby.

Board of Directors of Mid-America Finance, Inc.
February 9, 1998

        This opinion is being delivered to the addressees solely in connection with the Offering. It may not be relied upon for any other purpose or by any person or entity other than the Depositor, the Trustee, the holders of Certificates, and the Trust, and may not be made available to any other person or entity, without our prior written consent.

                                            Very truly yours,

                                            Baker, Donelson, Bearman & Caldwell,
                                            A Professional Corporation

                                            By: /s/ JOHN A. GOOD
                                                John A. Good, Shareholder

M  JG 361006.1
785633-025  02/09/98